Exhibit 99.1

Graham Holdings and Berkshire Hathaway Reach Agreement in Principle
for Berkshire Hathaway to Acquire WPLG-TV

WASHINGTON, DC/OMAHA, NE—March 12, 2014— Graham Holdings Company (NYSE: GHC) and Berkshire Hathaway Inc. (NYSE:  BRK.A; BRK.B) announced today that they have reached an agreement in principle for Berkshire to acquire a wholly-owned subsidiary of Graham Holdings Company, which will include WPLG, a Miami-based television station, a number of Berkshire shares currently held by Graham Holdings Company and an amount of cash, in exchange for approximately 1.6 million shares of Graham Holdings Class B common stock currently owned by Berkshire Hathaway.  The specific number of shares of each company and the amount of cash will be determined on the closing date based on certain factors, including the market prices of the shares of both companies at that time.  No binding agreement has yet been signed in connection with the transaction.  The transaction is subject to agreement on definitive documentation, and will be subject to regulatory approvals and other customary conditions.  In addition there will be certain termination rights relating to minimum trading prices of the stock of each company immediately prior to closing and to a minimum value of the television station for purposes of the transaction on the closing date.

“I am sure this is a mutually beneficial transaction for both companies,” said Warren E. Buffett, chairman and chief executive officer of Berkshire Hathaway.  “While this transaction will greatly reduce our position in Graham Holdings, our admiration for the company and its management is undiminished.”

“Warren Buffett’s 40-year association with our company has been extremely good for our shareholders. Naturally, the deal that we have put together is one that will be good for both companies,” said Donald E. Graham, chairman and chief executive officer of Graham Holdings Company.  “We thank our longtime colleagues at WPLG for their enormous contributions and congratulate them on the opportunity to join one of the greatest companies in America.”

About Berkshire Hathaway (www.berkshirehathaway.com):
Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services.  Berkshire’s common stock is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

About Graham Holdings Company (www.ghco.com):
Graham Holdings Company (NYSE: GHC) is a diversified education and media company whose principal operations include educational services, television broadcasting, cable television systems and online, print and local TV news.  The Company owns Kaplan, a leading global provider of educational services; Post–Newsweek Stations (WDIV–Detroit, KPRC–Houston, WPLG–Miami, WKMG–Orlando, KSAT–San Antonio, WJXT–Jacksonville); Cable ONE, serving small-city subscribers in 19 midwestern, western and southern states; and The Slate Group (Slate, Slate V, TheRoot, Foreign Policy).  The Company also owns Trove, a digital team focused on innovation and experimentation with emerging technologies; SocialCode, a leading social marketing solutions company; Celtic Healthcare; and Forney Corporation.

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Contact: Rima Calderon, Rima.Calderon@ghco.com, (202) 334-6617